Exhibit 99.1

NEWS RELEASE	te.com

TE Connectivity shareholders approve proposals at Special General Meeting

SCHAFFHAUSEN, Switzerland – June 12, 2024 – The shareholders of TE Connectivity Ltd. (NYSE: TEL) approved each proposal presented at the June 12 Special General Meeting of shareholders. As a result, the company expects to complete the merger between TE Connectivity Ltd. and its wholly owned subsidiary, TE Connectivity plc, on or about Sept. 30, 2024, thereby changing the jurisdiction of organization of the company from Switzerland to Ireland. The merger will result in each shareholder of TE Connectivity Ltd. receiving one share of TE Connectivity plc, a company incorporated under the laws of Ireland, for each share of TE Connectivity Ltd. held immediately prior to the merger.

About TE Connectivity

TE Connectivity Ltd. (NYSE: TEL) is a global industrial technology leader creating a safer, sustainable, productive, and connected future. Our broad range of connectivity and sensor solutions enable the distribution of power, signal and data to advance next-generation transportation, renewable energy, automated factories, data centers, medical technology and more. With more than 85,000 employees, including 8,000 engineers, working alongside customers in approximately 140 countries, TE ensures that EVERY CONNECTION COUNTS. Learn more at www.te.com and on LinkedIn, Facebook, WeChat, Instagram and X (formerly Twitter).

Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. We have no intention and are under no obligation to update or alter (and expressly disclaim any such intention or obligation to do so) our forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements in this release include statements about the proposed change of its place of incorporation to Ireland, which are subject to risks, such as the risk that the change of place of incorporation might not be completed or, if completed, that the anticipated advantages might not materialize, as well as the risks that the price of TE Connectivity’s stock could decline and its position on stock exchanges and indices could change, and Irish corporate governance and regulatory schemes could prove different or more challenging than currently expected, and other risks described in TE’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (SEC) on April 24, 2024. More detailed information about other risks and other factors that may affect TE is set forth in TE Connectivity Ltd.'s Annual Report on Form 10-K for the fiscal year ended Sept 29, 2023, as well as in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed by us with the SEC.

Contacts:	Media Relations:	Investor Relations:
	Rachel Quimby	Sujal Shah
	TE Connectivity	TE Connectivity
	610-893-9593	610-893-9790
	Rachel.Quimby@te.com	Sujal.Shah@te.com

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